Exhibit 99.1

diaDexus, Inc. Reports 2011 First Quarter Financial Results

diaDexus Board Adds Brian E. Ward, Ph.D.

SOUTH SAN FRANCISCO, Calif., May 16, 2011 -- diaDexus, Inc. (OTC Bulletin Board: DDXS.OB), a diagnostics company focused on the development and commercialization of patent-protected in vitro diagnostic products addressing unmet needs in cardiovascular disease, today announced financial results for the first quarter of 2011.

Total revenues for the quarter ended March 31, 2011 were $3.3 million, representing 25% growth over total revenues of $2.7 million for the first quarter of 2010. Net cash used in operating activities for the 2011 first quarter was $1.9 million as compared to $0.9 million a year ago. The increase in net cash used in operating activities was driven primarily by increased costs relating to obligations as a public company and to a legacy building lease acquired in the merger of diaDexus and VaxGen, which was completed in July 2010.

As of March 31, 2011, diaDexus had cash, cash equivalents, and short term investments of $18.5 million, compared to $20.4 million at the 2010 year-end.

Commenting on the financial results, Chief Executive Officer Patrick Plewman stated, "The first quarter’s results reflect better than expected sales of our PLAC ELISA Test to several laboratory customers. This positive sales performance is tempered by the news that we will not launch our PLAC TIA Test in the current quarter. However, given the strength of our sales during the first quarter, we are maintaining our previous guidance for 2011 revenue and net cash used.”

Guidance

diaDexus said it is maintaining its guidance for 2011 total revenue at $12 - 13 million. This guidance does not include any revenue contribution from the TIA product. The company also said it is maintaining its guidance for net cash used in operating activities at $10 - 12 million and continues to estimate its 2011 capital expenditures at $500,000. The company stated that it has sufficient cash through at least the middle of 2012, based on its current operating plan. Future financing needs will depend on the company's ability to increase the rate of adoption of the company’s products by physicians and laboratories and progress in achieving additional positive coverage decisions from insurers for the PLAC Test.

Webcast

diaDexus said it is hosting a webcast on Monday, May 16 at 8:30 AM PDST (11:30 AM EDT) to discuss the 2011 first quarter financial results. The webcast may be accessed via the company's website at www.diadexus.com/webcast.

New Board Member

Separately, diaDexus said that its Board of Directors had appointed a new independent director, Brian E. Ward, Ph.D., bringing the total number of directors to eight. Dr. Ward was previously Chief Operating Officer of On-Q-ity Inc., an innovative diagnostics company focused on cancer treatment cycle management. Dr. Ward will serve on the Compensation Committee.

Plewman noted, "Dr. Ward brings experience developing, launching and commercializing clinical diagnostic assays as a top executive at Myriad Genetics Laboratories, Inc., the DNA Repair Company, and Genomic Health, Inc., among others. As President and founder of Advantage Genomics, he has provided strategic and tactical consulting services across a broad array of biotechnology companies and directed commercial planning activities for several successful diagnostic products since 2006. His experience complements the commercial expertise resident on our Board today.”

About diaDexus, Inc.

diaDexus, Inc., based in South San Francisco, California, is focused on the development and commercialization of patent-protected in vitro diagnostic products addressing unmet needs in cardiovascular disease. The company's PLAC ELISA Test for Lp-PLA2 is the only blood test cleared by the FDA to aid in assessing risk for both coronary heart disease and ischemic stroke associated with atherosclerosis. For more information, please visit the company's website at www.diaDexus.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the company's plans, objectives, expectations and intentions with respect to future operations and products and other statements that are not historical in nature, particularly those that use terminology such as "will," "potential", "could," "can," "believe," "intends," "continue," "plans," "expects," "projects," "estimates" or comparable terminology. Forward-looking statements are based on current expectations and assumptions, and entail various known and unknown risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Important factors known to diaDexus that could cause actual results to differ materially from those expressed in such forward-looking statements include diaDexus' ability to maintain regulatory clearance for and successfully commercialize its PLAC Tests and new diagnostic products, including its enhanced PLAC TIA test; diaDexus' reliance on sole source third party manufacturers to manufacture and supply our main reagent and the PLAC Test; the company’s relationships with key customers; the effects of government regulations and the company’s ability to comply with such regulations; diaDexus' ability to demonstrate that treatment of individuals based on their Lp-PLA2 levels improves clinical outcomes in prospective clinical studies; the rate of adoption of the PLAC Test by doctors and laboratories; the third party payor’s acceptance of and reimbursement for the PLAC Test; diaDexus’ ability to retain key employees and to attract, retain and motivate other qualified personnel; diaDexus' limited revenue and cash resources; the adequacy of the company’s intellectual property rights; and diaDexus' significant corporate expenses, including expenses associated with being a public company and real estate liabilities. Additional factors that could cause diaDexus' results to differ materially from those described in the forward-looking statements can be found in diaDexus' most recent annual report on Form 10-K, quarterly report on Form 10-Q, and other reports filed with the Securities and Exchange Commission, and available at the SEC's web site at www.sec.gov. The information set forth herein speaks only as of the date hereof, and diaDexus disclaims any intention and does not assume any obligation to update or revise any forward looking statement, whether as a result of new information, future events or otherwise.

DIADEXUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
 (In thousands, except share data)
(unaudited)

	Three Months Ended March 31,
	2011	2010
Revenues:
License revenue	$76	$76
Royalty revenue	1,005	879
Product sales	2,240	1,512
Product sales to related party	—	199
Total revenues	3,321	2,666
Operating costs and expenses:
Product costs	1,132	987
Sales and marketing	1,107	1,278
Research and development	1,492	932
General and administrative	2,114	725
Total operating costs and expenses	5,845	3,922
Loss from operations	(2,524)	(1,256)
Interest, income expense and other income (expense), net
Interest income	17	3
Interest expense	—	(112)
Other income	—	2
Loss before income tax	(2,507)	(1,363)
Income tax	(3)	(5)
Net loss	$(2,510)	$(1,368)
Basic and diluted net loss per share:	$(0.05)	$(0.07)
Weighted average shares used in computing basic and diluted net loss per share	53,067,057	19,059,144

DIADEXUS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
	March 31, 2011	December 31, 2010*
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$4,062	$20,394
Short-term marketable securities	14,410	—
Accounts receivable	1,185	1,543
Receivable from related party	—	175
Inventories	170	105
Restricted cash	400	—
Assets held for sale	308	308
Prepaid expenses and other current assets	1,185	1,046
Total current assets	21,720	23,571
Restricted cash	1,400	1,800
Property and equipment, net	455	580
Other long-term assets	35	128
Total assets	$23,610	$26,079

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$520	$445
Deferred revenues, current portion	331	305
Deferred rent, current portion	70	103
Unfavorable lease obligations	394	363
Accrued and other current liabilities	1,914	1,930
Total current liabilities	3,229	3,146
Long-term deferred rent	106	52
Non-current portion of unfavorable lease obligation	3,436	3,555
Non-current portion of deferred revenue	759	835
Other long term liabilities	652	646
Total liabilities	8,182	8,234

Stockholders’ equity:
Preferred stock	—	—
Common stock	531	531
Additional paid-in capital	204,868	204,774
Accumulated other comprehensive loss	(1)	—
Accumulated deficit	(189,970)	(187,460)
Total stockholders’ equity	15,428	17,845
Total liabilities and stockholders’ equity	$23,610	$26,079

*
The balance sheet at December 31, 2010 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.